Exhibit 99.1

September 9, 2019

Zillow Group Announces Closing of $600 Million of 0.75% Convertible Senior Notes due 2024 and $500 Million of 1.375% Convertible Senior Notes due 2026 Offerings

SEATTLE, September 9, 2019 (PR NEWSWIRE) — Zillow Group, Inc. (NASDAQ:Z) (NASDAQ:ZG) announced today the closing of its previously announced private offering of its 0.75% convertible senior notes due 2024 (the “2024 Notes”) and 1.375% convertible senior notes due 2026 (the “2026 Notes”). Zillow Group issued $600 million aggregate principal amount of its 2024 Notes and $500 million aggregate principal amount of its 2026 Notes. In addition, each of the initial purchasers have a 30-day option to purchase up to an additional $90 million aggregate principal amount of the 2024 Notes and a 30-day option to purchase up to an additional $75 million aggregate principal amount of the 2026 Notes. The offering and sale of the 2024 Notes and the 2026 Notes were made through private placements pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds from the offering of the 2024 Notes were approximately $592.2 million and the net proceeds from the offering of the 2026 Notes were approximately $493.5 million, in each case after deducting the initial purchasers’ discounts and commissions and offering expenses payable by Zillow Group. Zillow Group used approximately $75.2 million of the net proceeds from the 2024 Notes and approximately $75.4 of the net proceeds from the 2026 Notes to pay the cost of the capped call transactions entered into in connection with the offerings. Zillow Group intends to use the remainder of the net proceeds for general corporate purposes, which may include working capital, sales and marketing activities, general and administrative matters and capital expenditures. If the initial purchasers exercise their option to purchase additional 2024 Notes or 2026 Notes, Zillow Group expects to use a portion of the proceeds from the sale of such additional notes to enter into additional capped call transactions and for general corporate purposes, which may include working capital, sales and marketing activities, general and administrative matters and capital expenditures.

The 2024 Notes and the 2026 Notes are senior, unsecured obligations of Zillow Group, and will mature on September 1, 2024 and September 1, 2026, respectively, unless earlier repurchased, redeemed or converted in accordance with their terms. The 2024 Notes bear interest at a fixed rate of 0.75% per year, and the 2026 Notes bear interest at a fixed rate of 1.375% per year, each payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2020.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The 2024 Notes, the 2026 Notes and the shares of Zillow Group Class C capital stock, if any, issuable upon conversion of the 2024 Notes and the 2026 Notes have not been and will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended that involve risks and uncertainties, including, without limitation, statements regarding Zillow Group’s intended use of net proceeds of the offerings. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to, the fact that Zillow Group’s management will have broad discretion in the use of the proceeds from the sale of the 2024 Notes and the 2026 Notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (“SEC”), and in Zillow Group’s other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

(ZFIN)

Contacts:

Raymond Jones

Investor Relations

ir@zillowgroup.com

Emily Heffter

Public Relations

press@zillow.com

Source: Zillow Group, Inc.